Exhibit 99.1

NEWS RELEASE

Investor Contact: James R. Lance Vice President, Corporate Finance and Investor Relations jlance@footlocker.com (212) 720-4600	Media Contact: Joele Frank, Wilkinson Brimmer Katcher Leigh Parrish / Aura Reinhard lparrish@joelefrank.com / areinhard@joelefrank.com (212) 355-4449

FOOT LOCKER, INC. ADOPTS SHORT-TERM SHAREHOLDER RIGHTS PLAN

NEW YORK, NY, December 8, 2020 – Foot Locker, Inc. (NYSE: FL, “the Company”), the New York-based specialty athletic retailer, today announced that its Board of Directors has adopted a short-term shareholder rights plan (“the Rights Plan”) and declared a dividend distribution of one right on each outstanding share of the Company’s common stock.

The Rights Plan is similar to plans adopted by other publicly traded companies and is intended to protect the interests of all the Company’s shareholders by reducing the likelihood that any person would gain control of the Company through open market accumulation or other tactics without appropriately compensating the Company's shareholders for such control. The Company’s Board adopted the Rights Plan in response to a recent significant accumulation of the Company’s stock by Vesa Equity Investment S.a.r.l. (together with its affiliates, “Vesa”), the Company’s largest shareholder. Vesa previously received clearance under the Hart-Scott-Rodino Act allowing it to acquire up to 50% of the Company’s common stock. Most recently, on December 4, 2020, Vesa publicly disclosed that it had acquired an additional 153,730 shares of the Company’s common stock, bringing its total beneficial ownership percentage to 12.2% of the Company’s outstanding common stock.

The Board believes that the Rights Plan provides the Board with sufficient time to make informed judgments that are in the best interests of shareholders, while it continues to oversee the execution of the Company’s strategic plan to drive long-term growth, profitability, and shareholder value. The Rights Plan has not been adopted in response to any specific proposal and is not intended to prevent or deter any action or offer that the Board determines to be in the best interests of shareholders.

The Rights Plan, which was adopted by the Board following evaluation and consultation with the Company’s outside, independent advisors, provides that the rights will only become exercisable if a person acquires beneficial ownership of 20% or more of the Company's common stock. While the Company is not aware of any shareholder currently holding a beneficial ownership position at or above 20%, if a shareholder’s beneficial ownership of the Company’s common stock as of the time of this announcement is at or above 20%, that shareholder’s existing ownership percentage would be grandfathered, but the rights would become exercisable if at any time after this announcement the shareholder increases its ownership percentage by 0.5% or more. In the event the rights become exercisable, each holder of a right (other than the acquiring person, whose rights will become void and will not be exercisable) will have the right to receive, upon exercise of the right and payment of the exercise price in accordance with the terms of the Rights Plan, a number of shares of the Company’s common stock having a market value of twice such exercise price. The rights will trade with the Company’s common stock, unless and until they are separated upon the occurrence of certain future events.

The Rights Plan is effective immediately and has a one-year duration, expiring on December 7, 2021. The Rights Plan may also be terminated, or the rights may be redeemed, prior to the scheduled expiration of the Rights Plan under certain other circumstances.

Foot Locker, Inc. 330 West 34th Street, New York, NY 10001

Additional details regarding the Rights Plan will be contained in a Form 8-K to be filed by the Company with the U.S. Securities and Exchange Commission.

Foot Locker, Inc. leads the celebration of sneaker and youth culture around the globe through a portfolio of brands including Foot Locker, Lady Foot Locker, Kids Foot Locker, Champs Sports, Eastbay, Footaction, and Sidestep. With approximately 3,000 retail stores in 27 countries across North America, Europe, Asia, Australia, and New Zealand, as well as websites and mobile apps, the Company's purpose is to inspire and empower youth culture around the world, by fueling a shared passion for self-expression and creating unrivaled experiences at the heart of the global sneaker community. Foot Locker, Inc. has its corporate headquarters in New York.

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